Exhibit 10.1

TUPPERWARE CORPORATION

NON-QUALIFIED STOCK OPTION GRANT AGREEMENT

Optionee:

Number of Shares of Common Stock Subject to Option:

Option Price:

Date of Grant:

Exercise Rights Begin:

Dates	Number of Shares Exercisable

Extraordinary Exercise Rights:

Option Term Expires:

1. Option Grant. Tupperware Corporation, a Delaware corporation (“Tupperware”), pursuant to the Tupperware Corporation 1996 Incentive Plan, the 2000 Incentive Plan or the 2002 Incentive Plan (the “Plan”), a copy of which is attached, hereby grants to the Optionee as of the Date of Grant an option (the “Stock Option”) to purchase from Tupperware a number of shares of the common stock of Tupperware, $0.01 par value (“Common Stock”), at the Option Price, all as specifically indicated above. The Stock Option is exercisable in accordance with the terms and conditions of this Agreement and the Plan. The Optionee shall execute and return this Agreement to Tupperware. If Tupperware determines that any agreement from the Optionee is appropriate in order to comply with any listing, registration or other legal requirement, the Optionee shall execute and deliver such agreement to Tupperware. All determinations and interpretations made by Tupperware in connection with any question arising under this Agreement or the Plan are binding and conclusive upon the Optionee or his or her legal representative. If there is any conflict between the provisions of this Agreement and the Plan, the Plan shall control. Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan.

2. Exercise Period. The Stock Option becomes exercisable as set forth above. Any portion of the Stock Option which becomes exercisable continues to be exercisable, until exercised, during the Option Term, except as stated below. The Option Term means the period which begins on the date the Exercise Rights Begin and ends on the date the Option Term Expires, except as may be set forth in the Plan in the event of termination of employment, death or a Change of Control.

3. Exercise Procedure. To exercise the Stock Option, the Optionee shall deliver a notice to Tupperware specifying the number of shares to be purchased, and include payment in full, or arrangements satisfactory to Tupperware for payment in full of the Option Price for such shares. Tupperware shall make available to the Optionee a form or electronic process that may be used for this purpose. At least five shares must be purchased at any one time unless fewer than five shares remain subject to the Stock Option. The date of exercise shall be the date on which such notice and payment, or arrangements satisfactory to Tupperware for payment, are received by Tupperware.

4. Payment of the Option Price. As provided under Article 6, Section 6.4 of the Plan, payment of the Option Price for the number of shares to be purchased shall be made; (i) in cash (including a check, bank draft, money order or wire transfer); (ii) by delivery or certification to Tupperware of shares of Common Stock having a fair market value at least equal to the Option Price for such unrestricted Shares already owned by the Optionee of the same class as the Shares subject to the Stock Option (based on the Fair Market Value of the Shares on the date the Stock Option is exercised) and, unless such Shares were acquired in the open market, held for a period of not less than 6 months prior to the exercise of the Stock Option; or (iii) by any combination of cash and such shares of Common Stock.

5. Delivery of Certificate(s). Upon any exercise of the Stock Option, and subject to the payment of the Option Price under Section 4 of this Agreement and of all tax obligations under Section 6 of this Agreement, Tupperware shall deliver the shares purchased in certificate form or, if Tupperware so permits, in book entry form. The certificate(s) shall be registered in the name of the Optionee, the Optionee’s transferee, or if the Optionee so requests, in writing at the time of exercise, jointly in the name of the Optionee and another person with rights of survivorship. If the Optionee dies, the certificate(s) shall be registered in the name of the person entitled to exercise the Stock Option in accordance with the Plan.

6. Tax Consequences. To the extent that the grant, exercise or other event of the Stock Option results in a tax obligation, the Optionee shall deliver to Tupperware the amount of money or shares as Tupperware may require to meet its withholding obligation under applicable tax laws or regulations. Similarly, the Recipient shall execute any forms or documents necessary for the Company to meet its financial or reporting requirements relating to the Grant. The Optionee may pay this amount by any of the forms permitted under Section 4 above. In lieu of a cash payment of such amount, Tupperware shall have the right to retain, or sell without notice, a sufficient number of shares to cover the amount required to be withheld.

The Recipient has reviewed with the Recipient’s own tax advisors the federal, state, local and/or foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Recipient is relying solely on such advisors and not on any statements or representations of Tupperware or any of its agents. The Recipient understands that the Recipient (and not Tupperware) shall be responsible for the Recipient’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

7. Notices. All notices hereunder to Tupperware shall be delivered or mailed to the Corporate Secretary of Tupperware at its headquarters office. All notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address indicated below, unless the Optionee notifies Tupperware in writing of a change of address.

8. Assumption of Risk. It is expressly understood and agreed that the Optionee assumes all risks incident to any change hereafter in applicable laws or regulations, or incident to any change in the market value of the Common Stock after the exercise of this option in whole or in part.

9. Data Transfer and Privacy. To administer this Plan, you must provide us with personal data to identify you, including name and address. Your personal data will be transferred to our U.S. headquarters in Orlando, and processed here. We may transfer your personal data to an outside vendor (such as a bank) for further processing. By signing below, you explicitly consent to this collection, transfer and processing, as necessary for operation of this Plan. During each of these steps, we treat your personal data with care to ensure its privacy, and ensure that any outside vendors do the same. If you are an EU resident, your data is treated in accordance with our EU Data Transfer Policy.

10. Capitalized Terms. Unless otherwise defined in this Agreement, all capitalized terms used herein or in any exhibit hereto shall have such definitions as set forth in the Plan.

The parties confirm this Agreement effective as of the Date of Grant and have executed it on                                         , 20        .

Tupperware Corporation	Optionee (Please sign and date form. Type or print address.)

Thomas M. Roehlk Senior Vice President, General Counsel and Secretary
Signature

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